SUBJECT COMPANY:

COMPANY DATA:
   COMPANY CONFORMED NAME:                 ANNTAYLOR STORES CORP
   CENTRAL INDEX KEY:                      0000874214
   STANDARD INDUSTRIAL CLASSIFICATION:     RETAIL-WOMEN'S CLOTHING STORES [5621]
   IRS NUMBER:                             133499319
   STATE OF INCORPORATION:                 DE
   FISCAL YEAR END:                        0202

        FILING VALUES:
                FORM TYPE:              SC 13G/A
                SEC ACT:                1934 Act
                SEC FILE NUMBER:        005-42038
                FILM NUMBER:            96518305

        BUSINESS ADDRESS:
                STREET 1:               142 WEST 57TH ST
                CITY:                   NEW YORK
                STATE:                  NY
                ZIP:                    10019
                BUSINESS PHONE:         2125413300

FILED BY:

        COMPANY DATA:
          COMPANY CONFORMED NAME:             MERRILL LYNCH & CO INC
          CENTRAL INDEX KEY:                  0000065100
          STANDARD INDUSTRIAL CLASSIFICATION:       SECURITY BROKERS, DEALERS
                                                    & FLOTATION COMPANIES [6211]
          IRS NUMBER:                         132740599
          STATE OF INCORPORATION:             DE
          FISCAL YEAR END:                    1228

        FILING VALUES:
                FORM TYPE:              SC 13G/A

        BUSINESS ADDRESS:
                STREET 1:               250 VESEY ST
                STREET 2:               WORLD FINANCIAL CTR N TOWER
                CITY:                   NEW YORK
                STATE:                  NY
                ZIP:                    10281-1334
                BUSINESS PHONE:         2124491000

        MAIL ADDRESS:
                STREET 1:               250 VESEY ST
                STREET 2:               WORLD FINANCIAL CTR N TOWER
                CITY:                   NEW YORK
                STATE:                  NY
                ZIP:                    10281-1334

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                SCHEDULE SC 13G/A


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 6)*


                          ANNTAYLOR STORES CORPORATION
- ------------------------------------------------------------------------------
                                (Name of Issuer)


                                 Common Stock
------------------------------------------------------------------------------
                         (Title Of Class of Securities)


                                 Not Applicable
------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

                                    036115103
                                 (CUSIP Number)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

     [   ]   Rule 13d-1 (b)
     [   ]   Rule 13d-1 (c)
     [ X ]   Rule 13d-1 (d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  036115103                         13G

- ------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Merrill Lynch & Co., Inc.

- ------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                                      (a) [ ]
                                                                      (b) [ ]

- ------------------------------------------------------------------------------
 3    SEC USE ONLY



- ------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

- ------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                   None

  NUMBER OF   ------------------------------------------------------------------
   SHARES      6    SHARED VOTING POWER
BENEFICIALLY
 OWNED BY          1,733,628
   EACH
 REPORTING    ------------------------------------------------------------------
PERSON WITH    7    SOLE DISPOSITIVE POWER

                   None

              ------------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                   1,733,628

- ------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,733,628
- ------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                   [ ]


- ------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.73%

- ------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

     HC, CO

- ------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  036115103                         13G

- ------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Merrill Lynch Group, Inc.

- ------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                                      (a) [ ]
                                                                      (b) [ ]

- ------------------------------------------------------------------------------
 3    SEC USE ONLY



- ------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

- ------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                   None

  NUMBER OF   ------------------------------------------------------------------
   SHARES      6    SHARED VOTING POWER
BENEFICIALLY
 OWNED BY          1,733,628
   EACH
 REPORTING    ------------------------------------------------------------------
PERSON WITH    7    SOLE DISPOSITIVE POWER

                   None

              ------------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                   1,733,628

- ------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,733,628

- ------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                   [ ]


- ------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.73%

- ------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

     HC, CO

- ------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  036115103                         13G

- ------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Merrill Lynch Capital Partners, Inc.

- ------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                                      (a) [ ]
                                                                      (b) [ ]

- ------------------------------------------------------------------------------
 3    SEC USE ONLY



- ------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

- ------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                   None

  NUMBER OF   ------------------------------------------------------------------
   SHARES      6    SHARED VOTING POWER
BENEFICIALLY
 OWNED BY          1,733,628
   EACH
 REPORTING    ------------------------------------------------------------------
PERSON WITH    7    SOLE DISPOSITIVE POWER

                   None

              ------------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                   1,733,628

- ------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,733,628
- ------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                   [ ]


- ------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.73%

- ------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

     CO

- ------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  036115103                         13G

- ------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Merrill Lynch LBO Partners No. B-I, L.P.

- ------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                                      (a) [ ]
                                                                      (b) [ ]

- ------------------------------------------------------------------------------
 3    SEC USE ONLY



- ------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

- ------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                   None

  NUMBER OF   ------------------------------------------------------------------
   SHARES      6    SHARED VOTING POWER
BENEFICIALLY
 OWNED BY          1,733,628
   EACH
 REPORTING    ------------------------------------------------------------------
PERSON WITH    7    SOLE DISPOSITIVE POWER

                   None

              ------------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                   1,733,628

- ------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,733,628

- ------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                   [ ]


- ------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.73%

- ------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

     PN

- ------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  036115103                        13G

- ------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Merrill Lynch Capital Appreciation Partnership No. B-II, L.P.

- ------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                                      (a) [ ]
                                                                      (b) [ ]

- ------------------------------------------------------------------------------
 3    SEC USE ONLY



- ------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

- ------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                   None

  NUMBER OF   ------------------------------------------------------------------
   SHARES      6    SHARED VOTING POWER
BENEFICIALLY
 OWNED BY          1,733,628
   EACH
 REPORTING    ------------------------------------------------------------------
PERSON WITH    7    SOLE DISPOSITIVE POWER

                   None

              ------------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                   1,733,628

- ------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,733,628

- ------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                   [ ]


- ------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.73%

- ------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

     PN

- ------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  036115103                         13G

- ------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     ML Offshore LBO Partners No. B-II

- ------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                                      (a) [ ]
                                                                      (b) [ ]

- ------------------------------------------------------------------------------
 3    SEC USE ONLY



- ------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

- ------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                   None

  NUMBER OF   ------------------------------------------------------------------
   SHARES      6    SHARED VOTING POWER
BENEFICIALLY
 OWNED BY          1,733,628
   EACH
 REPORTING    ------------------------------------------------------------------
PERSON WITH    7    SOLE DISPOSITIVE POWER

                   None

              ------------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                   1,733,628
- ------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,733,628

- ------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                   [ ]


- ------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         6.73%

- ------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

     PN

- ------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  036115103                        13G

- ------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     ML IBK Positions, Inc.

- ------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                                      (a) [ ]
                                                                      (b) [ ]

- ------------------------------------------------------------------------------
 3    SEC USE ONLY



- ------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

- ------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                   None

  NUMBER OF   ------------------------------------------------------------------
   SHARES      6    SHARED VOTING POWER
BENEFICIALLY
 OWNED BY          1,733,628
   EACH
 REPORTING    ------------------------------------------------------------------
PERSON WITH    7    SOLE DISPOSITIVE POWER

                   None

              ------------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                   1,733,628

- ------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,733,628

- ------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                   [ ]


- ------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.73%

- ------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

     CO

- ------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  036115103                        13G

- ------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     KECALP Inc.

- ------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                                      (a) [ ]
                                                                      (b) [ ]

- ------------------------------------------------------------------------------
 3    SEC USE ONLY



- ------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

- ------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                   None

  NUMBER OF   ------------------------------------------------------------------
   SHARES      6    SHARED VOTING POWER
BENEFICIALLY
 OWNED BY          1,733,628
   EACH
 REPORTING    ------------------------------------------------------------------
PERSON WITH    7    SOLE DISPOSITIVE POWER

                   None

              ------------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                   1,733,628

- ------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,733,628

- ------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                   [ ]


- ------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     6.73%

- ------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

     CO

- ------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  036115103                        13G

- ------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Merrill Lynch KECALP L.P. 1987

- ------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                                      (a) [ ]
                                                                      (b) [ ]

- ------------------------------------------------------------------------------
 3    SEC USE ONLY



- ------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

- ------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                   None

  NUMBER OF   ------------------------------------------------------------------
   SHARES      6    SHARED VOTING POWER
BENEFICIALLY
 OWNED BY          1,733,628
   EACH
 REPORTING    ------------------------------------------------------------------
PERSON WITH    7    SOLE DISPOSITIVE POWER

                   None

              ------------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                   1,733,628

- ------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,733,628

- ------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                   [ ]


- ------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.73%

- ------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

     PN

- ------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  036115103                        13G

- ------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Merrill Lynch KECALP L.P. 1989

- ------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                                      (a) [ ]
                                                                      (b) [ ]

- ------------------------------------------------------------------------------
 3    SEC USE ONLY



- ------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

- ------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                   None

  NUMBER OF   ------------------------------------------------------------------
   SHARES      6    SHARED VOTING POWER
BENEFICIALLY
 OWNED BY          1,733,628
   EACH
 REPORTING    ------------------------------------------------------------------
PERSON WITH    7    SOLE DISPOSITIVE POWER

                   None

              ------------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                   1,733,628

- ------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,733,628

- ------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                   [ ]


- ------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.73%

- ------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

     PN

- ------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  036115103                        13G

- ------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Merrill Lynch MBP Inc.

- ------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                                      (a) [ ]
                                                                      (b) [ ]

- ------------------------------------------------------------------------------
 3    SEC USE ONLY



- ------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

- ------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                   None

  NUMBER OF   ------------------------------------------------------------------
   SHARES      6    SHARED VOTING POWER
BENEFICIALLY
 OWNED BY          1,733,628
   EACH
 REPORTING    ------------------------------------------------------------------
PERSON WITH    7    SOLE DISPOSITIVE POWER

                   None

              ------------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                   1,733,628

- ------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,733,628

- ------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                   [ ]


- ------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.73%

- ------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

     CO

- ------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  036115103                         13G

- ------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Merchant Banking L.P. III

- ------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                                      (a) [ ]
                                                                      (b) [ ]

- ------------------------------------------------------------------------------
 3    SEC USE ONLY



- ------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

- ------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                   None

  NUMBER OF   ------------------------------------------------------------------
   SHARES      6    SHARED VOTING POWER
BENEFICIALLY
 OWNED BY          1,733,628
   EACH
 REPORTING    ------------------------------------------------------------------
PERSON WITH    7    SOLE DISPOSITIVE POWER

                   None

              ------------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                   1,733,628

- ------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,733,628

- ------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                   [ ]


- ------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.73%

- ------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

     PN

- ------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  036115103                        13G

- ------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     MLCP Associates L.P. No. I

- ------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                                      (a) [ ]
                                                                      (b) [ ]

- ------------------------------------------------------------------------------
 3    SEC USE ONLY



- ------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

- ------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                   None

  NUMBER OF   ------------------------------------------------------------------
   SHARES      6    SHARED VOTING POWER
BENEFICIALLY
 OWNED BY          1,733,628
   EACH
 REPORTING    ------------------------------------------------------------------
PERSON WITH    7    SOLE DISPOSITIVE POWER

                   None

              ------------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                   1,733,628

- ------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,733,628

- ------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                   [ ]


- ------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.73%

- ------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

     PN

- ------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                  SCHEDULE 13G

Item 1 (a)        Name of Issuer:
                  ---------------

                  AnnTaylor Stores Corporation

Item 1 (b)        Address of Issuer's Principal Executive Offices:
                  ------------------------------------------------

                  142 West 57th Street
                  New York, New York 10019

Item 2 (a)        Names of Persons Filing:
                  ------------------------

                  Merrill Lynch & Co., Inc.
                  Merrill Lynch Group, Inc.
                  Merrill Lynch Capital Partners, Inc.
                  Merrill Lynch LBO Partners No. B-I, L.P.
                  Merrill Lynch Capital Appreciation Partnership No. B-II, L.P. ML Offshore LBO Partnership No. B-II, L.P.
                  ML IBK Positions, Inc.
                  KECALP Inc.
                  Merrill Lynch KECALP L.P. 1987
                  Merrill Lynch KECALP L.P. 1989
                  Merrill Lynch MBP Inc.
                  Merchant Banking L.P. No. III
                  MLCP Associates L.P. No. I



Item 2 (b) Address of Principal Business Office, or, if none, Residence:
                  -------------------------------------------------------------

                  Merrill Lynch & Co., Inc.
                  Merrill Lynch Group, Inc.
                  ML IBK Positions, Inc.
                  250 Vesey Street
                  World Financial Center, North Tower
                  New York, New York 10281

                  Merrill Lynch Capital Partners, Inc.
                  Merrill Lynch LBO Partners No. B-I, L.P.
                  Merrill Lynch Capital Appreciation Partnership No. B-II, L.P. ML Offshore LBO Partnership No. B-II, L.P.
                  MLCP Associates L.P. No. I
                  KECALP Inc.
                  Merrill Lynch KECALP L.P. 1987
                  Merrill Lynch KECALP L.P. 1989
                  Merrill Lynch MBP Inc.
                  Merchant Banking L.P. No. III
                  225 Liberty Street
                  New York, NY 10080

Item 2 (c)        Citizenship:
                  ------------

                  Delaware, except ML Offshore LBO Partners No.
                  B-II, which is a Cayman Islands partnership.

Item 2 (d)        Title of Class of Securities:
                  -----------------------------

                  Common Stock, par value $.0068 per share

Item 2 (e)        CUSIP Number
                  ------------

                  036115103

Item 3            If this statement is filed pursuant to Rules 13d-1
                  --------------------------------------------------
                  (b), or 13d-2(b) or (c), check whether the person filing is a
                  ------------------------------------------------------

                  (a) [ ] Broker or Dealer registered under Section 16 of the
                          Act
                  (b) [ ] Bank as defined in section 3(a)(6) of the Act (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act
                  (d) [ ] Investment Company registered under section 8 of the Investment Company Act
                  (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
                  (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Sec. 240.13d-1(b)(l)(ii)(F)
                  (g) [ ] Parent Holding Company, in accordance with Sec.
                          240.13d-1(b)(ii)(G)  (Note: See Item 7)
                  (h) [ ] Group, in accordance with Sec. 240.13d-1(b)(1)(ii)(H)

Item 4      Ownership
            ---------

            (a)   Amount Beneficially Owned:

See Item 9 of Cover Pages. Pursuant to Section 240.13d-4, Merrill Lynch & Co., Inc., Merrill Lynch Group, Inc., Merrill Lynch Capital Partners, Inc., Merrill Lynch LBO Partners No. B-I, L.P., KECALP Inc., and Merrill Lynch MBP Inc. (the "Reporting Companies") disclaim beneficial ownership of the securities of AnnTaylor Stores Corporation referred to herein, and the filing of this Schedule 13G shall not be construed as an admission that the Reporting Companies are, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934 (the "Act"), the beneficial owner of any securities of AnnTaylor Stores Corporation covered by this statement.

            (b) Percent of Class:

                           See Item 11 of Cover Pages

            (c) Number of shares as to which such person has:

                      (i)   sole power to vote or to direct the vote:
                                See Item 5 of Cover Pages

                     (ii) shared power to vote or to direct the vote:
                                See Item 6 of Cover Pages

                     (iii) sole power to dispose or to direct the disposition of:
                                See Item 7 of Cover Pages

                     (iv) shared power to dispose or to direct disposition of:
                                See Item 8 of Cover Pages

Item 5            Ownership Five Percent or Less of a Class.
                  -----------------------------------------

                  Not applicable

Item 6            Ownership of More than Five Percent on Behalf of
                  ------------------------------------------------
                  Another Person.
                  --------------

      Certain wholly-owned subsidiaries of Merrill Lynch & Co., Inc., and Merrill Lynch Group, Inc., either directly or as general partner of various limited partnerships have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the class of securities reported herein. See Exhibit A.

Item 7            Identification and Classification of the Subsidiary
                  ---------------------------------------------------
                  Which Acquired the Security Being Reported on by the
                  ----------------------------------------------------
                  Parent Holding Company.
                  -----------------------

                  Not Applicable

Item 8            Identification and Classification of Members of the
                  ---------------------------------------------------
                  Group.
                  -----

                  See Exhibit B

Item 9            Notice of Dissolution of Group.
                  -------------------------------

                  Not Applicable

Item 10           Certification.
                  --------------

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Signature.
- ----------

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    MERRILL LYNCH & CO., INC.
                                    MERRILL LYNCH GROUP, INC.
                                    KECALP INC.
                                    MERRILL LYNCH MBP INC.

Date:  February 12, 1999            By:     /s/ Frank J. Marinaro
                                        ------------------------
                                            Frank J. Marinaro
                                            Attorney-in-Fact*

                                            MERRILL LYNCH CAPITAL PARTNERS, INC.


Date:  February 12, 1999            By:     /s/ Frank J. Marinaro
                                        ------------------------
                                            Frank J. Marinaro
                                            Vice President & Secretary

                                            MERRILL LYNCH LBO PARTNERS
                                      NO B-I, L.P.
                                    By:  Merrill Lynch Capital Partners, Inc.
                                            its general partner


Date:  February 12, 1999            By:     /s/ Frank J. Marinaro
                                        ------------------------
                                            Frank J. Marinaro
                                            Vice President & Secretary

                                    MERRILL LYNCH CAPITAL
                                      APPRECIATION PARTNERSHIP
                                      NO. B-II, L.P.
                                    By:  Merrill Lynch LBO Partners No. B-I,
                                            its general partner
                                    By:  Merrill Lynch Capital Partners, Inc.,
                                            its general partner


Date:  February 12, 1999            By:     /s/ Frank J. Marinaro
                                        ------------------------
                                            Frank J. Marinaro
                                            Vice President & Secretary


- ------------
* See Powers of Attorney attached.

                                    ML OFFSHORE LBO PARTNERS
                                      NO. B-II
                                    By:  Merrill Lynch LBO Partners No. B-I,
                                            its investment general partner
                                    By:  Merrill Lynch Capital Partners, Inc.


Date:  February 12, 1999            By:     /s/ Frank J. Marinaro
                                        ------------------------
                                            Frank J. Marinaro
                                            Vice President & Secretary

                                            ML IBK POSITIONS, INC.


Date:  February 12, 1999            By:     /s/ Frank J. Marinaro
                                        ------------------------
                                            Frank J. Marinaro
                                            Vice President & Secretary

                                    MERCHANT BANKING L.P. No. III
                                    By:  Merrill Lynch MBP, Inc.
                                            its general partner

Date:  February 12, 1999            By:     /s/ Frank J. Marinaro
                                        ------------------------
                                            Frank J. Marinaro
                                            Attorney-in-Fact*

                                    MERRILL LYNCH KECALP L.P. 1987
                                    By:  KECALP Inc., its general partner


Date:  February 12, 1999            By:     /s/ Frank J. Marinaro
                                        ------------------------
                                            Frank J. Marinaro
                                            Attorney-in-Fact*

                                    MERRILL LYNCH KECALP L.P. 1989
                                    By:  KECALP Inc., its general partner


Date:  February 12, 1999            By:     /s/ Frank J. Marinaro
                                        ------------------------
                                            Frank J. Marinaro
                                            Attorney-in-Fact*

                                    MLCP ASSOCIATES L.P. NO. I
                                    By:  Merrill Lynch Capital Partners, Inc.,
                                            its general partner


Date:  February 12, 1999            By:     /s/ Frank J. Marinaro
                                        ------------------------
                                            Frank J. Marinaro
                                            Vice President & Secretary




- ------------
* See Powers of Attorney attached.

                           EXHIBIT A TO SCHEDULE 13G
     ------------------------------------------------------------------------
     ITEM 6   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
     ------------------------------------------------------------------------

     Two of the persons filing this report, Merrill Lynch & Co., Inc., a Delaware corporation with its principal place of business at World Financial
Center, North Tower, 250 Vesey Street, New York, New York ("ML&Co."), and Merrill Lynch Group, Inc., a Delaware corporation with its principal place of business at World Financial Center, North Tower, 250 Vesey Street, New York, New York ("ML Group"), are parent holding companies pursuant to Rule 13d-1(b)(1)(ii)(G). Pursuant to the instructions in Item 7 of Schedule 13G, the relevant subsidiaries of ML&Co. are ML Group, Merrill Lynch, Pierce, Fenner & Smith, Incorporated ("MLPF&S"), Merrill Lynch Capital Partners, Inc. ("MLCP"), KECALP Inc. ("KECALP"), Merrill Lynch MBP Inc. ("MLMBP") and ML IBK Positions, Inc. ("MLIBK"). The relevant subsidiaries of ML Group are MLCP, KECALP, MLMBP and MLIBK.

      ML Group, a wholly-owned direct subsidiary of ML&Co. may be deemed to be the beneficial owner of 6.73% of the securities of AnnTaylor Stores Corporation (the "Securities") by virtue of its control of its wholly-owned subsidiaries MLCP, KECALP, MLMBP and MLIBK.

     MLCP, a Delaware corporation, may be deemed to be the beneficial owner of Securities by virtue of which its status as general partner of (i) MLCP Associates L.P. No. I and (ii) a limited partnership, Merrill Lynch LBO Partners No. B-I, L.P., that acts as general partner of Merrill Lynch Capital Appreciation Partnership No. B-II, which is the record owner of 3.29% of the Securities, and ML Offshore LBO Partners No. B-II, which is the record owner of 1.92% of the Securities.

      KECALP and MLMBP are wholly-owned subsidiaries of ML Group and each act as general partners of limited partnerships that are record owners of the Securities. No one limited partnership is the record holder of more than 5% of the Securities.

     MLIBK, a wholly-owned subsidiary of ML Group, is the record owner of less than 1.00% of the Securities.

      Those partnerships that are the record owners of the Securities and MLIBK may be deemed to be members of a group and therefore may be deemed to beneficially own all the Securities held by the group. In addition, the general partners and the parent corporations may be deemed to beneficially own all of the shares deemed beneficially owned by members of the group. Each entity disclaims beneficial ownership of the Securities not held of record by it.

                                    EXHIBIT B

     The following entities may be deemed to be members of a group. All of such entities disclaim membership in such group, except Merrill Lynch Capital Appreciation Partnership No. B-II, L.P. and ML Offshore LBO Partners No. B-II. See Exhibit A.

Merrill Lynch Capital Appreciation Partnership No. B-II, L.P.
ML Offshore LBO Partnership No. B-II, L.P.
MLCP Associates L.P. No. I
ML IBK Positions, Inc.
Merrill Lynch KECALP L.P. 1987
Merrill Lynch KECALP L.P. 1989
Merchant Banking L.P. No. III

---------
                                    EXHIBIT C

                                POWER OF ATTORNEY
         To Prepare and Execute Documents Pursuant to Sections 13 and 16
               of the Securities Exchange Act of 1934, as Amended,
                    and Rules Thereunder, by and on Behalf of

                            MERRILL LYNCH & CO., INC.

         Know all by these presents, that the undersigned hereby constitutes and appoints Frank J. Marinaro its true and lawfully attorney-in-fact to:

         (1) to prepare and execute, for and on behalf of the undersigned, any and all forms, schedules, reports and other documents relating to Merrill Lynch & Co., Inc.'s direct or indirect ownership of securities that are required to be filed with the United States Securities and Exchange Commission pursuant to
Section 13 and 16 of the Securities Exchange Act of 1934, as amended, and the rules thereunder (collectively, the "Exchange Act");

         (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to comply with the requirements of Sections 13 and 16 of the Exchange Act including, but not limited to, executing documents required by said sections of the Exchange Act and effecting the timely filing thereof with the United States Securities and Exchange Commission and any other authority; and

         (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his discretion.

                  The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Sections 13 or 16 of the Exchange Act.

         IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 16 day of February, 1998.


                            Merrill Lynch & Co., Inc.



                            By /s/Barry S. Friedberg
                               Barry S. Friedberg
                               Executive Vice President

                                POWER OF ATTORNEY
         To Prepare and Execute Documents Pursuant to Sections 13 and 16
               of the Securities Exchange Act of 1934, as Amended,
                    and Rules Thereunder, by and on Behalf of

                            MERRILL LYNCH GROUP, INC.

         Know all by these presents, that the undersigned hereby constitutes and appoints Frank J. Marinaro its true and lawful attorney-in-fact to:

         (1) to prepare and execute, for and on behalf of the undersigned, any and all forms, schedules, reports and other documents relating to Merrill Lynch Group, Inc.'s direct or indirect ownership of securities that are required to be filed with the United States Securities and Exchange Commission pursuant to
Section 13 and 16 of the Securities Exchange Act of 1934, as amended, and the rules thereunder (collectively, the "Exchange Act");

         (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to comply with the requirements of Sections 13 and 16 of the Exchange Act including, but not limited to, executing documents required by said sections of the Exchange Act and effecting the timely filing thereof with the United States Securities and Exchange Commission and any other authority; and

         (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his discretion.

                  The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Sections 13 or 16 of the Exchange Act.

         IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 17th day of September, 1998.


                            Merrill Lynch Group, Inc.



                             By: /s/ Mark B. Goldfus
                                 Mark B. Goldfus
                                 Vice President

                                POWER OF ATTORNEY
         To Prepare and Execute Documents Pursuant to Sections 13 and 16
               of the Securities Exchange Act of 1934, as Amended,
                    and Rules Thereunder, by and on Behalf of

                                   KECALP INC.

         Know all by these presents, that the undersigned hereby constitutes and appoints Frank J. Marinaro its true and lawfully attorney-in-fact to:

         (1) to prepare and execute, for and on behalf of the undersigned, any and all forms, schedules, reports and other documents relating to KECALP Inc.'s direct or indirect ownership of securities that are required to be filed with the United States Securities and Exchange Commission pursuant to Section 13 and 16 of the Securities Exchange Act of 1934, as amended, and the rules thereunder (collectively, the "Exchange Act");

         (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to comply with the requirements of Sections 13 and 16 of the Exchange Act including, but not limited to, executing documents required by said sections of the Exchange Act and effecting the timely filing thereof with the United States Securities and Exchange Commission and any other authority; and

         (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his discretion.

                  The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Sections 13 or 16 of the Exchange Act.

         IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 16 day of September, 1998.

                                 KECALP Inc.


                            By:  /s/  James V. Caruso
                                 James V. Caruso
                                 Vice President

                                POWER OF ATTORNEY
         To Prepare and Execute Documents Pursuant to Sections 13 and 16
               of the Securities Exchange Act of 1934, as Amended,
                    and Rules Thereunder, by and on Behalf of

                             MERRILL LYNCH MBP INC.

         Know all by these presents, that the undersigned hereby constitutes and appoints Frank J. Marinaro its true and lawfully attorney-in-fact to:

         (1) to prepare and execute, for and on behalf of the undersigned, any and all forms, schedules, reports and other documents relating to Merrill Lynch MBP Inc.'s direct or indirect ownership of securities that are required to be filed with the United States Securities and Exchange Commission pursuant to
Section 13 and 16 of the Securities Exchange Act of 1934, as amended, and the rules thereunder (collectively, the "Exchange Act");

         (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to comply with the requirements of Sections 13 and 16 of the Exchange Act including, but not limited to, executing documents required by said sections of the Exchange Act and effecting the timely filing thereof with the United States Securities and Exchange Commission and any other authority; and

         (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his discretion.

                  The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Sections 13 or 16 of the Exchange Act.

         IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 16 day of September, 1998.


                                 Merrill Lynch MBP Inc.



                            By:  /s/ James V. Caruso
                                 ___________________
                                 James V. Caruso
                                 Vice President